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                                 EXHIBIT 10.34.1

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


      THIS AGREEMENT is entered into by and between BOYLAND AUTO GROUP, an Oregon corporation, dba "Boyland Toyota" (hereinafter referred to as "Seller"), DORIAN BOYLAND (hereinafter "Owner"), and LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer" or as "Lithia").

                                R E C I T A L S :

      Seller is an Oregon business corporation engaged in the business of selling and servicing Toyota motor vehicles and related parts and accessories from premises located at 250 East Cypress, Redding, California (the "Business Real Property"), under franchises issued by Toyota Motor Sales U.S.A., Inc. Owner owns [all] [a majority] of the outstanding shares of Seller.

      Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Toyota franchise at the Business Real Property, conditioned upon the granting to Buyer of an exclusive franchise for the sale of new Toyota motor vehicles in the same geographical area as Seller's current franchise.

      Buyer (or a related entity) also wishes to purchase all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase of that real property by Buyer. Boyland Properties, LLC, also owned by Owner, is the owner of the Business Real Property.

      NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

      1. Definitions. In this Agreement, the following words shall have the indicated meanings:

            (a) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to June 15, 1998 "Final Closing Date" shall refer to July 15, 1998.

            (b) "Seller's Business" shall refer to any and all activities conducted by Seller in Redding, California, relating to the marketing and sale of new Toyota vehicles and associated parts and accessories, and the repair and servicing of new or used Toyota vehicles.

            (c) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

            (d) Seller's "Equipment" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, generic or marquee signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property, and further including all assets listed on Seller's financial statements as of December 31, 1997 previously provided to Buyer, but shall not include Seller's loaner vehicles .

            (e) Seller's "Intangible Assets" shall refer to Seller's business name ("Boyland Toyota"), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's Business (in the Redding area), and all other intangible rights and interests of any value relating to Seller's Business.



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            (f) "Business Real Property" shall refer to all of the real property used in connection with Seller's business, including but not limited to the premises at 250 East Cypress, Redding, California.

            (g) "Franchisor" shall refer to Toyota Motor Sales U.S.A., Inc..

            (h) "New Vehicle" shall refer to a Toyota motor vehicle which: (i) is unregistered and unused, (ii) is from the 1997 or 1998 model year, (iii) has been driven for less than 200 odometer miles, and (iv) may be represented or warranted to consumers as "new" under California law. "Rollback Vehicle" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been sold to a customer by Seller but returned because of the customer's inability to obtain financing for the purchase. "Demonstrator Vehicle" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle which is not a "New Vehicle," a "Demonstrator Vehicle" or a "Rollback Vehicle" as defined in the three preceding sentences, and includes Seller's loaner vehicles.

            (i) "Date of this Agreement" shall refer to the first date upon which this Agreement has been signed by all of the parties.

            (j) All amounts payable by Buyer to Seller at Closing shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

      2. Purchased Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3 through 9 of this Agreement, plus any Pre-paid accounts assumed by Buyer (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3 through 9 of this Agreement.

      3. Inventory Of New Vehicles, Demonstrator Vehicles and Rollback Vehicles. Buyer shall purchase Seller's entire inventory of new Toyota vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of Demonstrator Vehicles and Rollback Vehicles (up to a maximum of five Rollback Vehicles unless such maximum is waived by Buyer), as that inventory exists on the Closing Date.

            (a) Price of New Vehicles. The purchase price for each of Seller's New Vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller's actual net cost for New Vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to New Vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

            (b) Deduction for Damage to New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of New Vehicles. If any vehicle in Seller's inventory of New Vehicles is damaged, and if the cost of repairing that damage would be more than $1,000.00, then notwithstanding anything herein to the contrary, that vehicle shall be treated as a Used Vehicle for purposes of Paragraph 4 and this Paragraph 3, rather than as a New Vehicle. If any vehicle in Seller's inventory of New Vehicles is damaged, and if the cost of repairing that damage is less than $1,000.00, then Buyer shall be obligated to purchase that vehicle as a New Vehicle, but the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing such damage. If Buyer and Seller


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are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

            (c) Payment for New Vehicles. The aggregate purchase price for all New Vehicles purchased by Buyer from Seller shall be paid in full at Closing.

            (d) Purchase Orders For New Vehicles. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for New Vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any New Vehicle purchase order which is at a price less than factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer.

            (e) Price for Demonstrator Vehicles and Rollback Vehicles. The price for each Demonstrator Vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by $250 per vehicle and further reduced by 30(cent) per mile for each odometer mile on that vehicle in excess of 200 miles. The price for each Rollback Vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by 30(cent) per mile for each odometer mile on that vehicle in excess of 200 miles. The purchase price for Demonstrator Vehicles and Rollback Vehicles shall be paid at Closing.

      4. Inventory Of Used Vehicles. Buyer intends to purchase Seller's entire inventory of Used Vehicles, as that inventory exists at Closing. However, Buyer shall not be obligated to purchase any Used Vehicle for which Buyer and Seller are unable to agree upon a purchase price.

            (a) Disclosures.  Seller shall be obligated,  prior to Closing,  to:
(i) disclose to Buyer any and all facts concerning each Used Vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the Used Vehicles.

            (b) Price for Used Vehicles. Used Vehicles shall be purchased on an individual basis. It is Buyer's intention to purchase all of Seller's Used Vehicles. However, if Buyer and Seller cannot agree on the value of one or more Used Vehicles, then those vehicles whose value is not agreed upon shall remain the property of the Seller, and Buyer shall not be obligated to purchase those vehicles. Buyer and Seller agree to establish the proposed purchase price for all of Seller's Used Vehicles at least three business days prior to the anticipated Closing Date.

            (c) Payment for Used Vehicles. The aggregate purchase price for Seller's inventory of Used Vehicles shall be paid in full at Closing.

            (d) Storage of Used Vehicles Which Are Not Purchased by Buyer. Seller shall have 10 days after Closing within which to remove from the Business Real Property any of Seller's Used Vehicles which are not purchased by Buyer. Buyer shall store those vehicles in accordance with Buyer's normal business practices. Seller shall have sole and exclusive risk and liability for any damage or loss to Seller's Used Vehicles while so stored on the Business Real Property after Closing, and Buyer shall have no liability or obligation of any kind by reason of any such damage or loss.

      5. Inventory Of New Parts and Accessories. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Toyota vehicle parts and accessories manufactured by Franchisor and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price


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and parts books.  Prior to Closing,  Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

            (a) Price for Parts and  Accessories.  The  purchase  price for each item in Seller's inventory of new, current and undamaged parts and accessories for Toyota vehicles (whether manufactured by Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances received by Seller which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

            (b) Determination of Inventory of Parts and Accessories. Seller's inventory of new, current and undamaged Toyota parts and accessories shall be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50 percent of the fees charged by the inventory service for conducting the inventory.

            (c) Payment for Inventory of New Parts and Accessories. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

      6. Equipment. Seller agrees to sell all of the Equipment to Buyer, and Buyer agrees to purchase the Equipment from Seller.

            (a) Identification of Equipment. Within 10 days after the date of this Agreement, Seller shall provide to Buyer a list of the Equipment, which list shall be attached hereto as Exhibit "A." Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment which are listed on Exhibit "B" attached hereto. Seller warrants to Buyer that the items listed on Exhibit "A" constitute all of the items of tangible personal property (other than inventory, consumable supplies or those items listed on Exhibit "B") which, during the six months preceding Closing, shall have been owned or used by Seller in connection with Seller's Business. Buyer shall have the right to fully inspect the Equipment. If Buyer is dissatisfied with the kind, quality and/or value of the items listed on Exhibit "A," Buyer shall have 10 days after receipt of Exhibit "A" from Seller within which to notify Seller, in writing, of Buyer's determination to rescind the transaction contemplated hereunder based on that dissatisfaction.

            (b) Price and Payment for Equipment. The aggregate purchase price for all items of Seller's Equipment (including leasehold improvements) which are being purchased hereunder shall be the book value of the Equipment being purchased on the current financial statements of Seller. Notwithstanding the preceding sentence, if one or more items listed on Seller's current financial statements are not delivered to Buyer at Closing, then the aggregate purchase price for the Equipment shall be reduced by the fair market value of those missing items. Seller agrees that (with Sellers approval), Buyer shall have the right to allocate the aggregate purchase price for the Equipment among the various items of Equipment in whatever manner Buyer, in the exercise of its discretion, believes will best reflect the relative fair market values of those items. The purchase price for the Equipment shall be paid in full at Closing.

      7. Supplies. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's Business; provided, however, that Buyer shall not be obligated to purchase used, damaged or obsolete items or supplies. For purposes of this Paragraph 7, an item shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that item was originally purchased, or if not then listed in the supplier's then-current price books. Prior to Closing, Seller shall maintain Seller's inventory of supplies at a level consistent with good business practices and Seller's normal and regular course of business. The price for each item of the purchased supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances received by Seller which


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should  reasonably be taken into account in order to establish  what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing. The purchase price for Seller's supplies shall be paid to Seller at Closing.

      8. Contractual Rights and Obligations. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "C" attached hereto, provided, however, that Buyer shall have the right at any time up to Closing to refuse to assume any one or more of Seller's leases or other contracts to be included in Exhibit "C," and Seller shall remain solely responsible for any such obligations rejected by Buyer. Exhibit "C" shall be prepared and attached hereto within 10 days after the date of this Agreement with full copies of all such leases and other contracts delivered to Buyer at the time Exhibit "C" is provided. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "C" shall be current at the time of Closing. Seller agrees to indemnify Buyer against all obligations under the contracts identified on Exhibit "C" which relate to periods prior to Closing. Buyer agrees to indemnify Seller against all obligations under the contracts assumed by Buyer which relate to periods after Closing.

      9. Intangible Assets. Buyer shall purchase all of Seller's Intangible Assets.

            (a) The aggregate purchase price for Seller's Intangible Assets shall be One Million Eight Hundred Fifty Thousand and 00/100 Dollars
($1,850,000.00). The purchase price shall be allocated among the items which constitute the Intangible Assets as determined by Buyer in the reasonable exercise of Buyer's discretion; provided, however, that no value shall be allocated to the non-transferable Toyota franchise issued by the Franchisor. The purchase price for the Intangible Assets shall be paid in full at Closing.

             (b) In order for Buyer to receive the full benefit of the intangible good will being purchased by Buyer, it will be necessary for Buyer to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $1,850,000.00 amount being paid by Buyer for the Intangible Assets, Seller agrees to reimburse Buyer for the net cost to Buyer of repair and warranty services which are not covered by factory warranty and which are performed by Buyer within six months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or Used Vehicles purchased from Seller prior to Closing. All repairs shall be authorized by Seller or his representative. Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with payment to be made within 10 days after Buyer submits a billing for the cost of repair and warranty services performed during the preceding calendar month.

      10. Bulk Transfers. It is the intention of the parties that this transaction comply with Division Six of the California Uniform Commercial Code, more commonly known as Uniform Commercial Code - Bulk Transfers, and Seller shall take all actions necessary to comply therewith.

      11. Limitation On Liabilities Assumed. Except as provided in subparagraph 3(d) and Paragraph 8, Buyer shall not, by reason of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

      12. Warranties Of Seller. Owner and Seller make the following warranties to Buyer, with the intent that Buyer rely thereon:

            (a) Corporate Organization. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of California. Seller has full power and authority to own, use, and sell its assets.

            (b) Corporate Authority. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate


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any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

            (c) Employee Issues. No employees of Seller are members of any union. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for Seller's employees. All employee benefit plans maintained by Seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Seller's employees effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's employees. Seller and Buyer will not, for a period of two years following Closing, offer employment to any person who was an employee of Seller's Business at any time within the 180 day period immediately preceding Closing unless either: (1) Buyer consents in writing to Seller's employment of that employee, or (2) a period of at least six months shall have elapsed since the later of:
(i) the date of Closing, or (ii) the last date when that employee is employed by Buyer.

             (d) Financial and Business Disclosures. Seller shall promptly furnish to Buyer such financial and operating data and other information, including but not limited to computer, phone, inventory and accounting systems, relating to Seller's Business and the Business Real Property as Buyer shall request. The review of such materials will be at Buyer's expense. Seller warrants that all financial statements and related materials provided to Buyer fairly present the financial position of Seller's Business and the results of operation of Seller's Business for the periods covered thereby. Buyer (at Buyer's expense) shall have the right, at any time prior to Closing, to conduct a certified audit (by a certified public accounting firm selected by Buyer) of Seller's balance sheets and income and cash flow statements for one or more fiscal years or interim periods, and Seller agrees to cooperate and assist in the prompt and efficient completion of all such audit activities, recognizing that the audit process may result in inconveniences or inefficiencies to Seller's Business, and would require the delivery of a representation letter to such accounting firm.

            (e) Undisclosed Liabilities and Contractual Commitments. Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statements are true as of the date of this Agreement and shall be true at
Closing: (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets; (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of the Purchased Assets; (iii) no lawsuit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller or the Business Real Property which might adversely affect the value of the Purchased Assets, the operation of the Business or the Business Real Property, (iv) Seller has all licenses, permits and authorizations required by any federal, state or local governmental or regulatory agency in order to operate Seller's Business, and knows of no reason why any such license or permit might be subject to revocation; and (v) the construction, occupancy and operation of the Business Real Property materially conform to and comply with all applicable city, county, state and federal laws, statutes, ordinances and regulations. If any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnify Buyer with respect to all such obligations.



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            (f) Condition of Equipment and Business Real Property.  Each item of
Equipment and Business Real Property (including the roof, the electrical, plumbing, heating, ventilation, air conditioning and other utility systems) shall be in good operating condition at Closing and needing no repairs. Seller will continue to perform routine maintenance and repairs with respect to the Equipment and the Business Real Property prior to Closing. Buyer shall have 30 days after Closing within which to advise Seller in writing if any item of Equipment is not in good operating condition at Closing, and Seller shall thereupon be obligated to repair or replace that item (or reimburse Buyer for doing so). There are no material structural defects in the building, nor are there any major repairs required to operate the building in a lawful, safe and efficient manner. The Seller has not received any notices from any insurance company of any defects or inadequacies in the Business Real Property. Any licenses and permits obtained by the Seller have been fully paid for and are not subject to any liens, encumbrances, or claims of any kind.

            (g) Good Title. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interests, leases, assessments, restrictions, reservations, or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

            (h) No Hazardous Materials Discharged. Except as disclosed by Seller on Exhibit "D" attached hereto, (i) at all times prior to Closing, Seller and all of Seller's predecessors in title, and all lessees, tenants, employees, agents, sublessees, franchisees, licensees, permitees, contractors, vendees and customers of Seller and/or Seller's predecessors in title, and all other persons permitted by Seller and/or Seller's predecessors in title to have access to the Business Real Property, shall have used, stored, transported, disposed of and treated Hazardous Materials in strict accordance with all applicable federal, state and local laws and regulations (collectively referred to for the remainder of this Paragraph 12(h) as the "Laws"), and (ii) there are no in-ground hoists, underground gas tanks, underground fuel tanks, or underground waste oil tanks located on the Business Real Property, and (iii) at Closing the Business Real Property shall not be contaminated by the presence on, under or about the Business Real Property of any Hazardous Material, and (iii) at Closing no other parcel of real property (including but not limited to properties adjacent to or in the immediate vicinity of the Business Real Property) is or at any time in the future will be contaminated by the presence on, under or about that parcel of any Hazardous Material which was released to, on, under, about or from the Business Real Property prior to Closing. For purposes or this subparagraph (h), the phrase "Hazardous Material" shall refer to and include any hazardous or toxic substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or political subdivision. The term "Hazardous Materials" includes, without limitation, any material or substance that is (i) defined as a "hazardous substance" under applicable federal, state or local law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyl ("PCB"), (v) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ss. 1321), (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Solid Waste Disposal Act (42 U.S.C. ss. 6903), (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601), (viii) defined as a "regulated substance" pursuant to
Section 9001 of the Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. ss. 6991, (ix) considered a "hazardous chemical substance and mixture" pursuant to Section 6 of the Toxic Substance Control Act (15 U.S.C. ss.
2605), or (x) defined as a "pesticide" pursuant to Section 2 of the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136), and (xi) any and all substances which now or in the future are deemed to be pollutants, toxic materials or hazardous materials under any other state or federal law. Seller has furnished to Buyer, prior to the date of this Agreement, copies of all environmental reports and certificates of compliance relating to Seller's Business and the Business Real Property. Upon the execution of this Agreement, Seller shall, engage an appropriate environmental firm which is acceptable to

Buyer to conduct an investigation and produce a Phase One Environmental Report regarding the Business Real Property, fees for said report shall be divided equally between Buyer and Seller. If the Phase One Environmental Report discloses that the Business Real Property is, or is likely to be, contaminated by the presence of Hazardous Materials, and if Buyer provides Seller with a written demand to remediate, cleanup, detoxify and decontaminate any and all such contamination as a condition of Closing, then Seller shall be obligated (at Seller's sole expense) either to: (i) complete such remediation, cleanup, detoxification and/or decontamination prior to, and as a condition of, Closing, or (ii) place sufficient funds into escrow at Closing to cover the expense of the required remediation or (iii) rescind the entire transaction.

            (i) Franchisors' Consent. Seller shall take all actions which are commercially necessary on Seller's part to obtain the consent of the Franchisor to the issuance to Buyer of an exclusive franchise for the sale of new Toyota vehicles in the same geographical area as Seller's current franchise in Redding, California.

             (j) Indemnification for Breach of Warranties. Seller and Owner shall jointly and severally indemnify and hold harmless Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty, (for a period of two years) made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Buyer determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Buyer shall advise Seller of that fact and Seller shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading or to cure or remedy the breach. If any claim, action or proceeding is filed or brought against Buyer which is or may be subject to Seller's obligation to indemnify Buyer as set forth in this subparagraph, then Buyer shall promptly give Seller written notice of that claim and Seller thereafter shall have the option to defend that claim at Seller's expense using attorneys selected by Seller. Seller and Owners agree to indemnify Buyer on demand for any claim made hereunder.

      13. Conduct Of Business Pending Closing. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing: (i) Seller shall continue to operate Seller's Business in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders and will not institute any new, novel or unusual business practices; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or "Change of Ownership Sale" or other words or phrases having similar meanings; (v) Seller shall use its best efforts to preserve the value of the Toyota franchise in Redding, California; (vi) Seller shall not hire any new employees except in the ordinary course of business; (vii) Seller shall not transfer any existing employee(s) of Seller's Business to any other business location operated by Seller or any affiliate of Seller; and (viii) Seller shall preserve the good will and business relationships of the Business.

      15. Representations And Warranties Of Buyer. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

            (a)   Organization.   Lithia   Motors,   Inc.  is  a   corporation
organized and validly existing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

            (b) Authority. This Agreement shall be binding upon Lithia only if authorized by the board of directors of Lithia within 10 days after the date of this Agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Articles or bylaws of Lithia or any contract, agreement, or other instrument to which Lithia is a party.

      16. Additional Conditions Precedent To Buyer's Obligations. The obligation of Buyer to close this transaction is subject to each of the following conditions being true or satisfied as of the date of Closing (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

            (a) Buyer shall have obtained from Franchisor, prior to the Final Closing Date, a commitment for the issuance of an exclusive franchise to sell new Toyota vehicles in the same geographical area as Seller's current franchise in Redding, California (as evidenced by the issuance to Buyer by Franchisor of an appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicly owned Dealer-Operator of the franchise) on terms reasonably acceptable to Buyer, and Buyer agrees to use reasonable efforts to obtain that franchise.

            (b)  Buyer  shall  be   reasonably   satisfied   with  any  facility
improvement requirements which are imposed by Franchisor.

            (c) Buyer shall have been permitted to fully inspect the Business Real Property promptly after the execution of this Agreement (but in no event longer than 10 days), and Buyer shall be reasonably satisfied with the physical condition of the Business Real Property and with all other aspects of the Business Real Property. If Buyer is not so satisfied, it will give written notice within 10 days of the inspection to Seller who shall either agree to remedy the deficiencies (if practicable) prior to and as a condition of Closing, or the Agreement may be terminated by either party. The purchase by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are reasonably acceptable to Buyer.

            (d) All of Seller's agreements and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

            (e) Buyer shall be reasonably satisfied with the kind, quality and/or value of the items listed on Exhibit "A," and does not notify Seller to the contrary pursuant to Paragraph 6.

            (f) This Agreement shall have been authorized by the board of directors of Lithia within 10 days after the date of this Agreement.

            (g) The aggregate Purchase Price for all of the Purchased Assets and the Business Real Property shall be less than Fifteen Million and No/100 Dollars ($15,000,000.00).

            (h) If the transaction contemplated by this Agreement requires a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the parties agree to cooperate in providing the information required for the filing, to share the cost of the filing fee, and all applicable waiting periods for such filing shall have expired or been terminated with no injunction having been filed or threatened by any governmental agency.

      16. Closing. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on or before the Final Closing Date, at the offices of Capital City Escrow, Inc. in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

            (a) The parties agree to establish a closing escrow account at Capital City Escrow, Inc. in Sacramento, California, (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement,

Buyer shall deliver to Closing Escrow Agent the sum of $100,000, which amount shall immediately be placed into an interest bearing account. The deposit plus interest (collectively the "Deposit") shall be credited to Buyer and shall be applied against the purchase price for the Equipment at Closing, or if the Closing fails to occur, then the Deposit shall be disbursed as set forth hereinafter.

            (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

            (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at Closing.

            (d) At Closing (and from time to time thereafter as may be reasonably requested by Buyer to vest in Buyer the Purchased Assets), and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer: (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer and
(ii) all other documents required under this Agreement.

            (e) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller: (i) payment for the Purchased Assets and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction.

            (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 15 without the fault or breach of either party, then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the Deposit, and (iii) this Agreement shall thereafter be void and of no effect.

            (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the Deposit shall be paid to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. IT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN SELLER'S PRECISE MONETARY DAMAGES IN THE EVENT OF A BREACH BY BUYER, AND THE PARTIES STIPULATE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE BY BUYER AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF A BREACH BY BUYER. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to: (i) a refund of the Deposit and
(ii) any and all other rights and remedies for that breach which are specified in this Agreement or which may be provided by law or in equity, including specific performance. A breach may not be declared if the action or inaction of a party is capable of cure and the party intending to declare the breach has not given the other party at least 10 days prior written notice within which such impending breach may be cured.

            (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

            (i) At or following Closing, Seller agrees to execute an Asset Acquisition Statement (IRS Form 8594) prepared by Buyer, and approved by Seller which reflects the allocation of the total purchase price among the Purchased Assets in the manner determined in accordance with this Agreement.

      17. Seller's Accounts Receivable. For a period of six months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within 10 days after collection, and all other collected receivables shall be delivered to

Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for and pay over Seller's receivables which are actually received by Buyer.

      18. Survival Of Representations. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive Closing, and shall remain in effect until the expiration of the latest period allowable under any applicable statute of limitations.

      19. Assignment By Buyer. Lithia shall have the right to assign all rights and obligations of Lithia as "Buyer" under this Agreement. In the event of any such assignment, the assignee shall assume all rights and obligations of the Buyer under this Agreement; however, Lithia shall remain jointly liable for all obligations of the Buyer.

      20. Purchase of Business Real Property. As a condition to the Closing of the transaction contemplated under this Agreement, Buyer (or a related entity) is purchasing the Business Real Property, and Buyer's obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Buyer is simultaneously able to enter into an agreement with the owner of the Business Real Property which allows Buyer to purchase the Business Real Property for a price of One Million Five Hundred Fifty Thousand Dollars ($1,550,000) and under such additional terms as are reasonably satisfactory to
Buyer: The full purchase price for property shall be payable at closing of purchase. Seller must convey the Business Real Property free of all liens and encumbrances.

      21. Books And Records. For a period of three years after Closing, Seller shall maintain Seller's financial records, and Buyer and its agents shall have full reasonable access to Seller's financial statements and general ledger and may make copies thereof.

      22.   Dispute Resolution.

            (a) Mediation. The parties hope there will be no disputes arising out of this transaction. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this Agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties agree to resolve all disputes by the following alternate dispute resolution process. The parties will seek a fair and prompt negotiated resolution, but if this is not successful, all disputes shall be resolved by binding arbitration; provided, however, that during this process, at the request of either party made not later than twenty-five (25) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date). The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

            (b) Binding Arbitration. Any claim between the parties, including but not limited to those arising out of or relating to this Agreement and any claim based on or arising from an alleged tort, shall be determined by arbitration in Medford, Oregon (or some other place as the parties may agree). If either party demands a total award greater than $250,000, including interest, attorneys' fees and costs, then either party may require that there be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association
(AAA) office in having jurisdiction over Medford, Oregon, from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in commercial law and shall reside in Oregon. Whether a claim is covered by this Agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

            (c) Procedures. The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures, as modified by this Agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery, and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

            (d) Hearing and Award. The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within ninety (90) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

      25.   Miscellaneous.

            (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two constructions only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

            (b) This Agreement shall be governed and performed in accordance with the laws of the state of Oregon. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Jackson County, Oregon, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Jackson County, Oregon.

            (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

            (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

            (e) Time is of the essence to this Agreement.

            (f) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding, including any proceeding in bankruptcy. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

            (g) All notices, requests and demands shall be in writing and shall be addressed or sent as follows:

            Seller and Owners:     Dorian Boyland
                                   BOYLAND TOYOTA
                                   250 EAST CYPRESS
                                   REDDING, CALIFORNIA 96002
                                   Facsimile No. ____________________

            Buyer                  Sidney DeBoer
                                   LITHIA MOTORS, INC.
                                   360 E. Jackson Street
                                   Medford, OR 97501
                                   Facsimile No. (541)776-6477

            Any party may change its address or facsimile number for notice by written notice as provided herein. Notices shall be deemed duly given only (i) when actually received by personal service, facsimile, overnight mail or courier service, or (ii) 72 hours after being sent by registered or certified mail, postage prepaid, return receipt requested. The giving of notice may be waived in writing by the person or persons entitled to receive such notice, either before or after the time established for the giving of such notice.

            (h) Attorney Fees. If any arbitration, any action or proceeding ("Proceeding") is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in such Proceeding, or on appeal, including reasonable attorney fees as fixed by the arbitrator or court, and including a reasonable amount for costs and attorney fees to be incurred in collection any money judgment or award or otherwise enforcing each order, judgment, or decree entered in the claim for relief, action, or other proceeding. If either party becomes the subject of any bankruptcy or other insolvency proceedings, the party which becomes the subject of such proceedings shall pay all legal costs and expenses incurred by the other party in connection with such proceedings, whether such amounts are incurred in connection with issues of state law, federal law, bankruptcy law or otherwise.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER:  BOYLAND TOYOTA


By:  /s/ Dorian Boyland
     ----------------------------------
     Dorian Boyland, President

OWNER:


/s/ Dorian Boyland
---------------------------------------
Dorian Boyland

BUYER:  LITHIA MOTORS, INC. (OR NOMINEE)


By:  /s/ Brad Gray
     ----------------------------------
     Brad Gray, Vice President

Date:
     ----------------------------------

                                   EXHIBIT "A"

                                       TO

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS



      Between NAME OF CORPORATION, INC., as "Seller," and

      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer



      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING SOLD BY SELLER

      [See ___ pages attached hereto.]

                                   EXHIBIT "B"

                                       TO

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS




      Between NAME OF CORPORATION, INC., as "Seller," and

      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer



      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER

      [See ___ pages attached hereto.]

                                   EXHIBIT "C"

                                       TO

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS



      Between NAME OF CORPORATION, INC., as "Seller," and

      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer



      LISTING OF LEASES AND AGREEMENTS BEING ASSUMED

      [See ____ pages attached hereto.]

                                   EXHIBIT "D"

                                       TO

              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS



      Between NAME OF CORPORATION, INC., as "Seller," and

      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer



      DISCLOSURE OF TOXIC MATERIALS

      [See ____ page(s) attached hereto.]